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FORM 4                                          | hours per response......0.5 |


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     SCOTT                      Walter                     A.
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   (Last)                       (First)                 (Middle)

     c/o Fairbreeze
     11 Salt Kettle Road
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                                 (Street)

     Paget                      BERMUDA                 PG 01
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   (City)                        (State)                 (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Ace Limited (NYSE: ACE)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

     December 9, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                         [_]  10% Owner
     [_]  Officer (give title below)       [_]  Other (specify title below)


              ----------------------------------------

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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

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

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                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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                                                                                               5.
                                                                                               Amount of       6.
                                                                   4.                          Securities      Owner-
                                            2A.        3.          Securities Acquired (A)     Beneficially    ship
                                 2.         Deemed     Trans-         or Disposed of (D)       Owned           Form:     7.
                                 Trans-     Execution  action        (Instr. 3, 4 and 5)       Following       Direct    Nature of
                                 action     Date,      Code        ------------------------    Reported        (D) or    Indirect
1.                               Date       if any     (Instr. 8)             (A)              Transaction(s)  Indirect  Beneficial
Title of Security                (Month/    (Month/    ----------             or               (Instr. 3       (I)       Ownership
(Instr. 3)                       Day/Year)  Day/Year)  Code    V    Amount    (D)   Price      and 4)          (Instr.4) (Instr. 4)
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
Ordinary Shares                  12/9/2002              M          30,000      A   $9.1667     253,036.04(1)    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                   Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number



                                                                                                                            (Over)
                                                                                                                   SEC 1474 (9-02)


FORM 4 (continued)

                         Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          deriv-     Form
                 2.                                                                                       ative      of
                 Conver-                          5.                            7.                        Secur-     Deriv-  11.
                 sion                             Number of                     Title and Amount          ities      ative   Nature
                 or               3A.             Derivative   6.               of Underlying     8.      Bene-      Secur-  of
                 Exer-            Deemed  4.      Securities   Date             Securities        Price   ficially   ity     In-
                 cise     3.      Execu-  Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
                 Price    Trans-  tion    action  or Disposed  Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.               of       action  Date,   Code    of (D)       (Month/Day/Year)          Amount   ative   Reported   In-     ficial
Title of         Deriv-   Date    if any  (Instr. (Instr. 3,   ----------------          or       Secur-  Trans-     direct  Owner-
Derivative       ative    (Month/ (Month/ 8)      4 and 5)     Date     Expira-          Number   ity     action(s)  (I)     ship
Security         Secur-   Day/    Day/    ------- ------------ Exer-    tion             of       (Instr. (Instr.    (Instr. (Instr.
(Instr. 3)       ity      Year)   Year)   Code V  (A)  (D)     cisable  Date    Title    Shares   5)      4)         4)      4)
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
Options to                12/9/                                                 Ordinary
Acquire         $9.1667   2002             M           30,000  10/1/96  3/31/03 Shares    30,000  (2)     310,000    D
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====================================================================================================================================
Explanation of Responses:
(1) This total includes share units credited to the reporting person's deferred stock account pursuant to the dividend reinvestment provisions of the ACE Limited Equity Linked Incentive Plan-Stock Appreciation Rights Plan (the "Plan"), which meets the requirements of Rule 16b-3.
(2) Option awards pursuant to the Plan, which meets the requirements of Rule 16b-3.  Option awards vested on October 1, 1996.


Signed for Walter A. Scott pursuant to
a power of attorney on file with the
Securities and Exchange Commission


By:  /s/ Keith White                                       December 11, 2002
--------------------------------------------            -----------------------
     **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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